UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HOSPITALITY PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	04-3262075
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, MA	02458-1634
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, without par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Hospitality Properties Trust, or the Company, is filing this Form 8-A in connection with the transfer of the listing of its series D cumulative redeemable preferred shares of beneficial interest, without par value, or Preferred Shares, from the New York Stock Exchange to The NASDAQ Stock Market LLC.

Item 1.  Description of Registrant’s Securities to be Registered.

A description of the Preferred Shares is contained in the Prospectus Supplement dated January 13, 2012 under the caption “Description of the Series D Preferred Shares” at pages S-12 through S-21 thereof, filed with the Securities and Exchange Commission, or the SEC, on January 18, 2012, which supplements the description in the Prospectus dated August 28, 2009 under the caption “Description of Shares of Beneficial Interest” at pages 13 through 20 thereof, related to the Company’s Registration Statement on Form S-3 (File No. 333-161594) initially filed with the SEC on August 28, 2009.  The descriptions in such Prospectus Supplement and Prospectus are incorporated herein by reference.

Item 2. Exhibits

Exhibit Number	Description

3.1

Composite Copy of Amended and Restated Declaration of Trust, dated as of August 21, 1995, as amended to date. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.)

3.2	Articles Supplementary, dated as of January 13, 2012. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 13, 2012.)

3.3	Amended and Restated Bylaws of the Company, adopted August 7, 2015. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.)

4.1	Form of 7.125% Series D Cumulative Redeemable Preferred Share Certificate. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HOSPITALITY PROPERTIES TRUST

By:	/s/ Mark L. Kleifges
Name:	Mark L. Kleifges
Title:	Chief Financial Officer and Treasurer

Dated: June 30, 2016